Exhibit 99.1

FOR IMMEDIATE RELEASE

GEMSTAR-TV GUIDE ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

January 19, 2006 (Los Angeles, CA)—Gemstar-TV Guide International, Inc (NASDAQ: GMST) announced today that it has terminated the employment of Brian D. Urban, its chief financial officer, effective January 18, 2006. Mr. Urban’s employment agreement with Gemstar-TV Guide was scheduled to expire on June 30, 2006, and the Company has been actively engaged in a search for a new CFO. Until that position is filled, Rich Battista, the Company’s chief executive officer, will also serve as acting chief financial officer.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contact:

Gemstar-TV Guide International, Inc.

Media:

Eileen Murphy, 917-913-2233

Analysts and Investors:

Rob Carl, 323-817-4600